Exhibit 10.2

FIRST AMENDMENT TO
2009 CHANGE IN CONTROL SEVERANCE PLAN
(RENAMED 2009 SEVERANCE PLAN)

THIS FIRST AMENDMENT to the Theravance, Inc. (the “Corporation”) 2009 Severance Plan (the “Plan”) is made effective as of July 24, 2015.

WHEREAS, the Corporation maintains the Plan;

WHEREAS, pursuant to Article III, Section 6 of the Plan, the Corporation’s Board of Directors or Compensation Committee may amend the Plan at any time;

WHEREAS, the Corporation desires to provide certain severance benefits under the Plan to senior vice presidents whose employment is terminated by the Corporation for reasons other than Misconduct other than in connection with a Change in Control; and

WHEREAS, capitalized terms not otherwise defined herein shall have the meanings set forth in the Plan.

NOW, THEREFORE, the Plan is hereby amended as follows:

1.                                      SVP Non-CIC Severance Benefits:  In the event that a senior vice president’s active employment is terminated by the Corporation for reasons other than Misconduct and such termination does not otherwise entitle the officer to severance benefits under the Plan (i.e., such termination does not occur within 3 months before or 24 months after a Change in Control), then such senior vice president will receive the following severance benefits (the “Non-CIC Severance Benefits”):

•                  A severance payment equal to 100% of the officer’s Annual Base Pay.  This severance payment shall be paid in one lump sum from the general assets of the Corporation within 60 days after the officer’s employment terminates (if such period spans calendar years, then the payment will be made in the second calendar year);

•                  The officer will remain eligible to receive a pro-rata bonus (based on the number of full months of employment completed in the year of termination) for the year of termination, subject to the terms and conditions of the Company’s bonus program in effect at the time of termination (other than continued employment) including the achievement of any performance conditions, payable at the same time as bonuses are paid to active employees; and

•                  If the officer timely elects to continue his or her health insurance coverage under COBRA, the Company will pay the monthly premium under COBRA for the officer and, if applicable, his or her dependents until the earliest of (i) the end of the period of 12 months following the month in which the officer’s employment terminates, (ii) expiration of the officer’s continuation coverage under COBRA or (iii) the date when the officer obtains new employment offering comparable health insurance coverage.

2.                                      Eligibility Requirements:  In order to be eligible for Non-CIC Severance Benefits, an individual must be a senior vice president of the Corporation at the time of his or her termination of employment and satisfy all of the other eligibility requirements set forth in Article I of the Plan, other than the requirement that the officer’s employment be involuntarily terminated other than for Misconduct within a designated period following a Change in Control, including the requirement to execute and allow to become effective a general release of claims in a form provided by the Corporation.  If the release of claims has not been signed and become effective within 60 days after the officer’s termination of employment, then the officer will cease to be eligible for Non-CIC Severance Benefits.  For avoidance of doubt, neither the Chief Executive Officer nor other officers of the Corporation are eligible for Non-CIC Severance Benefits under the Plan.

3.                                      The provisions of Sections II.6. and Article III of the Plan shall apply to the Non-CIC Severance Benefits.

4.                                      The name of the Plan is hereby changed to “2009 Severance Plan”.

5.                                      Except as amended herein, all of the terms of the Plan shall remain and continue in full force and effect.